Exhibit 26(d)(vii)

TRANSAMERICA LIFE INSURANCE COMPANY

Surrender Penalty Deferral Endorsement

Transamerica Life Insurance Company has issued this endorsement as a part of the policy to which it is attached.

The following provision is added to the policy:

On a one-time basis, we will defer the surrender penalty due upon a reduction of the base policy face amount that occurs on or after the fifth policy anniversary. Such deferred surrender penalty shall not be applied against the policy unless any of the following events occur during the base policy’s surrender penalty period:

•	a subsequent decrease in the base policy face amount, and/or

•	a full or partial surrender of the policy.

The occurrence of any of these events shall result in the application of the deferred penalty amount plus any applicable penalty for the subsequent decrease or surrender being applied against the policy’s value. The amount of the penalty for the subsequent decrease or surrender shall be based upon the base policy’s original face amount, not the reduced face amount.

This deferral is not applicable to any penalty for a partial or full surrender of the base policy. Any such surrender shall incur a penalty as provided in the policy.

Signed for Transamerica Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this endorsement is attached.

Secretary	President

1-001 23-101

TRANSAMERICA LIFE INSURANCE COMPANY

Full Policy Surrender Penalty Waiver Endorsement

Transamerica Life Insurance Company has issued this endorsement as a part of the policy to which it is attached.

The following provision is added to the policy:

The surrender penalty applicable to a full policy surrender is hereby waived for the first five (5) policy years. References to Surrender Penalty Factors as shown in the Table of Guaranteed Surrender Penalties Per $1,000 of Base Policy Coverage Face Amount for policy years one (1) through five (5) are hereby deleted for full surrenders of the policy, only.

Signed for Transamerica Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this endorsement is attached.

Secretary	President

1-001 22-101